Exhibit 99.1

Press Release Dated July 19, 2017

NEWS RELEASE

July 19, 2017

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $4.5 million or $.60 per common share for the second quarter and $7.8 million or $1.04 per common share for the six months ended June 30, 2017. Net income for the current quarter is up $1.2 million or 34.6% compared to the quarter ended March 31, 2017 and $926 thousand or 26.0% compared to the second quarter of 2016. On a per common share basis, this represents an increase of $.16 and $.13, respectively. Net income for the current six months compared to the year ago period is down $1.9 million or 19.8%, which represents a decrease of $.26 per common share.

There were no non-GAAP adjustments to net income for the three months ended June 30, 2017. Non-GAAP adjusted net income for the six months ended June 30, 2017 was $8.1 million or $1.08 per common share. For the linked quarter, non-GAAP adjusted net income was $3.6 million or $.48 per common share. Non-GAAP adjusted net income excludes after-tax expenses related to the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. Non-GAAP adjusted net income for the first six months of 2017 excludes pre-tax expenses of $472 thousand ($307 thousand after tax) related to the Company’s consolidation of its four bank subsidiaries and data processing subsidiary into one bank. The Company completed the consolidation in February 2017. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

Highlighting the current quarter results, Lloyd C. Hillard, Jr, President and Chief Executive Officer, states, “Nonperforming assets continue to meaningfully improve, declining another $2.7 million or 7.6% during the quarter driven by the sale of repossessed real estate. Repossessed real estate is at the lowest level since the fourth quarter of 2007 and has declined for 12 consecutive quarters.” Mr. Hillard continues, “additionally, performing restructured loans now account for 84% of our nonperforming loans; excluding performing restructured loans, our ratio of nonperforming assets to total assets now stands at 0.6%.”

“Despite early payoffs on several larger-balance loans totaling $7.3 million, our loan portfolio remained relatively flat at $989 million for the quarter,” says Mr. Hillard. “We also had net loan recoveries of $214 thousand during the quarter, which includes $371 thousand from a real estate development project related to $1.4 million in charge-offs recorded between 2010 and 2012.”

A summary of nonperforming assets follows for the periods indicated:

(In thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Nonaccrual loans	$4,427	$5,182	$6,423	$6,779	$6,397
Loans 90 days or more past due and still accruing	2	3	-	-	2
Restructured loans	22,415	22,551	22,942	23,079	23,444
Total nonperforming loans	26,844	27,736	29,365	29,858	29,843

Other real estate owned	6,187	8,000	10,673	15,336	16,933
Total nonperforming assets	$33,031	$35,736	$40,038	$45,194	$46,776

Farmers Capital Bank Corporation * Page 1 of 8

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Ratio of total nonperforming loans to total loans	2.7%	2.8%	3.0%	3.1%	3.1%
Impact of restructured loans	(2.3)	(2.3)	(2.3)	(2.4)	(2.4)
Ratio, excluding restructured loans	0.4%	0.5%	0.7%	0.7%	0.7%

Ratio of total nonperforming assets to total assets	2.0%	2.1%	2.4%	2.7%	2.7%
Impact of restructured loans	(1.4)	(1.3)	(1.4)	(1.4)	(1.4)
Ratio, excluding restructured loans	0.6%	0.8%	1.0%	1.3%	1.3%

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at March 31, 2017	$5,182	$22,551	$8,000
Additions	402	-	-
Principal paydowns	(588)	(136)	-
Transfers to performing status	(428)	-	-
Transfers to other real estate owned and other changes, net	-	-	152
Charge-offs/write-downs	(141)	-	(240)
Proceeds from sales	-	-	(1,682)
Net loss on sales	-	-	(43)
Balance at June 30, 2017	$4,427	$22,415	$6,187

The $755 thousand decline in nonaccrual loans during the quarter was driven mainly by principal payments received and $428 thousand related to one larger-balance credit secured by commercial real estate which was upgraded to performing status. The credit was upgraded based on a detailed review and current expectation of full repayment during the third quarter. The decrease in other real estate owned was driven by sales activity. Property sales for the quarter included three real estate development properties sold for $1.4 million with a related net loss of $62 thousand in the aggregate.

The allowance for loan losses was $9.2 million or 0.93% of loans outstanding at June 30, 2017. At March 31, 2017 and December 31, 2016, the allowance for loan losses was $9.5 million or 0.96% of loans outstanding and $9.3 million or 0.96% of loans outstanding, respectively. Net loan recoveries were $214 thousand in the current three months compared with net charge-offs of $417 thousand in the linked quarter. Loans were $989 million at quarter-end, a decrease of $784 thousand or 0.1% compared with $990 million for the linked quarter.

Second Quarter 2017 Compared to First Quarter 2017

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Net income was $4.5 million or $.60 per common share for the second quarter of 2017, an increase of $1.2 million or $.16 per common share compared to the linked quarter. The increase in net income is primarily attributed to higher net interest income of $486 thousand or 3.6% and a decrease in the provision for loan losses of $1.1 million.

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Non-GAAP adjusted net income was $3.6 million or $.48 per common share for the linked quarter. Non-GAAP adjusted net income in the linked quarter excludes after-tax consolidation expenses of $307 thousand. There were no similar expenses in the second quarter of 2017. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

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Net interest income was up $486 thousand or 3.6% compared with the linked quarter. The increase was driven by higher interest income of $451 thousand or 3.1%, complemented by a decline in interest expense of $35 thousand or 3.8%. Interest income on loans and investment securities increased $384 thousand or 3.3% and $72 thousand or 2.9%, respectively. The current quarter was boosted by a $73 thousand prepayment fee and the collection of $38 thousand related to a nonaccrual residential real estate loan that fully paid off during the quarter. Interest expense on deposits and borrowed funds declined $10 thousand or 1.9% and $25 thousand or 6.5%, respectively, in the comparison.

Farmers Capital Bank Corporation * Page 2 of 8

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Net interest margin was 3.69% for the current quarter, an increase of 9 basis points from 3.60% in the linked quarter. Net interest spread was 3.60% and 3.50% in the current and linked quarters, respectively. Overall cost of funds decreased one basis point to 0.32%. Net interest margin and spread for the current quarter were positively impacted three basis points related to the prepayment fee and collection of interest on the nonaccrual residential real estate loan identified above.

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The Company recorded a credit to the provision for loan losses of $499 thousand for the current quarter compared to a provision expense of $580 thousand for the linked quarter. The credit for the current quarter was driven by net recoveries of $214 thousand and a decline in specific reserves on impaired loans of $273 thousand or 8.7% during the quarter. The overall credit quality of the loan portfolio continued to improve during the quarter. Nonperforming, watch list, and impaired loans each declined compared with the linked quarter.

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Noninterest income was $5.1 million for the current quarter, down $149 thousand or 2.8% in the comparison. The decline in noninterest income is mainly attributed to a $78 thousand or 11.1% decrease in trust income and lower allotment processing fees of $64 thousand or 9.0%, partially offset by an increase in service charges and fees on deposits of $54 thousand or 2.8%. Trust income was down mainly due to the recognition of $65 thousand related to tax preparation fees in the linked quarter; such fees mainly occur annually during the first quarter. The decline in allotment processing fees is mainly attributable to lower processing volume. Service charges and fees on deposits were up primarily due to higher overdraft fees of $42 thousand or 4.5%.

●

Noninterest expenses were $13.3 million, a decline of $183 thousand or 1.4% compared to the linked quarter. The decrease was driven by lower data processing and communications expense of $200 thousand or 15.5%. Data processing and communication expense was down mainly due to additional expenses during the linked quarter of $127 thousand related to the consolidation of subsidiaries. Supplies expense was down $79 thousand or 43.7% related to the replenishment of operational supplies in the first quarter, mainly in connection with the consolidation. Occupancy expenses declined $79 thousand or 6.5% due primarily to lower utilities expense of $55 thousand or 23.4%.

●

Expenses related to repossessed real estate were up $252 thousand primarily as a result of a net loss on sales of repossessed real estate of $43 thousand compared to a net gain of $115 thousand in the linked quarter, and higher property write-downs of $130 thousand or 113% in the comparison.

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Salary and employee benefit expense was relatively unchanged at $7.6 million. Salary and benefit expense for the current quarter includes incentive pay accruals of $359 thousand, up from $214 thousand in the linked quarter, related to the Company’s Board-approved incentive payment plans put in place for 2017. These plans include the Company’s executive management team and certain other designated officers throughout the corporation. Salary expense also includes Board-approved retention bonuses paid during the second quarter of 2017 in the amount of $201 thousand to certain members of management. The increase in incentive pay accruals and retention bonuses were partially offset by a decrease in severance pay expense of $301 thousand in connection with the Company’s consolidation of its bank charters that occurred during the first quarter of 2017. The linked-quarter also included a curtailment gain of $351 thousand as a result of revaluing the Company’s postretirement health benefit plan liability due the reduction in work force related to the consolidation.

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Income tax expense was $1.7 million for the current quarter, an increase of $446 thousand or 35.0% compared with $1.3 million for the linked quarter. The effective income tax rates were 27.8% and 27.7% for the current and linked quarter, respectively.

Second Quarter 2017 Compared to Second Quarter 2016

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Net income was $4.5 million for the second quarter of 2017, an increase of $926 thousand or 26.0% compared to $3.6 million for the second quarter of 2016. Net income for the current quarter was $.60 on a per common share basis, up $.13 in the comparison. The increase in net income was driven by higher net interest income of $951 thousand or 7.3%. The provision for loan losses was down $343 thousand. Noninterest income and noninterest expenses were down $419 thousand and $538 thousand, respectively, in the comparison.

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The increase in net interest income of $951 thousand was driven by lower interest expense of $1.1 million or 55.4%, partially offset by a decline in interest income of $143 thousand or 1.0%. Interest expense on deposits and borrowed funds declined $76 thousand or 12.7% and $1.0 million or 74.0%, respectively. Interest income on loans was up $270 thousand or 2.3%. The current quarter includes a $73 thousand prepayment fee and the collection of $38 thousand related to a nonaccrual residential real estate loan that fully paid off during the quarter. Interest income on investment securities was down $472 thousand or 15.6%.

Farmers Capital Bank Corporation * Page 3 of 8

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The decline in interest income on investment securities and interest expense on borrowed funds is primarily a result of lower average balances of investment securities and long-term borrowings. As part of its balance sheet deleveraging transaction during September 2016, the Company used excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings.

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Net interest margin was 3.69% for the current quarter, up 41 basis points compared with 3.28% a year earlier. Net interest spread was 3.60% and 3.11% in the current and year-ago quarters, respectively. Overall cost of funds decreased 33 basis points to 0.32%, mainly as a result of the balance sheet deleveraging transaction discussed above. Net interest margin and spread for the current quarter were also positively impacted three basis points from the prepayment fee and collection of interest on the nonaccrual residential real estate loan identified above.

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The company recorded a credit to the provision for loan losses of $499 thousand and $156 thousand for the current and year-ago quarters, respectively. The provision for the current quarter was driven by net recoveries of $214 thousand combined with a decline in specific reserves on impaired loans of $273 thousand or 8.7%. Historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

●

Noninterest income was $5.1 million, down $419 thousand or 7.6% in the comparison. The decrease in noninterest income is mainly attributed to lower allotment processing fees of $169 thousand or 20.6%, lower net gains on the sale of investment securities of $132 thousand, and a decline in nondeposit service charges, commissions, and fees of $104 thousand or 7.3%. Allotment processing fees decreased due to lower processing volume. Nondeposit service charges, commission, and fees were down due to small declines across several line items. Service charges and fees on deposits increased $85 thousand or 4.4%, primarily related to higher service charges on savings accounts of $28 thousand and higher overdraft fees of $18 thousand.

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Noninterest expenses were $13.3 million for the current quarter, down $538 thousand or 3.9% compared to the year-ago quarter. The decrease was driven by lower data processing and communications expense of $231 thousand or 17.4%, lower deposit insurance expense of $150 thousand or 53.6%, and a decrease in expenses related to repossessed real estate of $47 thousand or 12.6%.

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Data processing and communications expense is down mainly due to a one-time accrual adjustment of $137 thousand in the prior-year quarter related to a change in card vendor. The reduction in deposit insurance expense is due to a combination of further improvement in the risk ratings at the Company’s subsidiary banks and lower assessment rates. Repossessed real estate expenses were down primarily as a result of a decline in maintenance and operating costs of $91 thousand, a lower net loss on the sale of properties of $61 thousand, partially offset by higher write-downs of $105 thousand or 77.8%.

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Salary and employee benefit expense was relatively unchanged at $7.6 million. Salary and benefit expense for the current quarter includes incentive pay accruals and retention bonuses of $359 thousand and $201 thousand, respectively, under Board-approved plans to certain members of management personnel throughout the corporation.

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Income tax expense was $1.7 million for the current quarter, an increase of $487 thousand compared to $1.2 million for the second quarter of 2016. The effective income tax rates were 27.8% and 25.8% for the current and year-ago quarters, respectively.

Six-month Comparison

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Net income was $7.8 million for the first six months of 2017, a decrease of $1.9 million or 19.8% compared to $9.7 million for the first six months of 2016. On a per common share basis, net income was $1.04, down $.26 or 20.0% in the comparison. The decrease in net income is primarily attributed to a pretax gain during the first quarter of 2016 of $4.1 million related to the early extinguishment of debt. Net interest income in the comparison was up $1.1 million and the provision for loan losses increased $710 thousand. Noninterest expenses were down $1.4 million or 5.0%.

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Non-GAAP adjusted net income was $8.1 million or $1.08 per common share for the six months ended June 30, 2017, which excludes after-tax consolidation expenses of $307 thousand. There were no similar expenses in the first six months of 2016. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

Farmers Capital Bank Corporation * Page 4 of 8

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Net interest income increased $1.1 million or 4.3% in the six-month comparison. The increase was driven by lower interest expense of $2.2 million or 55.3%, partially offset by a decline in interest income of $1.1 million or 3.6%. Interest expense on deposits and borrowed funds declined $189 thousand or 15.2% and $2.0 million or 73.3%, respectively. Interest income on investment securities was down $1.1 million or 18.1%. Interest income on loans decreased $98 thousand or 0.4%, although the current period includes a $73 thousand prepayment fee and the collection of $38 thousand related to a nonaccrual residential real estate loan that fully paid off during the period. The prior year includes the collection of $236 thousand related to a nonaccrual commercial real estate loan that fully paid off during the year-ago first quarter.

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The decline in interest income on investment securities and interest expense on borrowed funds is primarily a result of lower average balances of investment securities and long-term borrowings. As part of its balance sheet deleveraging transaction during September 2016, the Company used excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings.

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Net interest margin was 3.64% for the first six months of 2017, up 31 basis points compared with 3.33% a year earlier. Net interest spread was 3.55% and 3.18% in the current and year-ago periods, respectively. Overall cost of funds decreased 32 basis points to 0.33%.

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The company recorded a provision for loan losses of $81 thousand in the current six-months and a credit of $629 thousand in the first six months of 2016. The current period provision was driven by net charge-offs of $203 thousand. Nonperforming, watch list, and impaired loans each declined in the comparison. Historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

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Noninterest income was $10.4 million, down $4.7 million or 31.3% in the comparison. The decrease in noninterest income is mainly attributed to the $4.1 million gain during the first quarter of 2016 related to the early extinguishment of debt.

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Other significant changes to components of noninterest income include a decline in allotment processing fees of $328 thousand or 19.4% due to lower processing volume. Net gains on the sale of investment securities were down $224 thousand in the comparison. Income from company-owned life insurance decreased $100 thousand or 18.0%, which is mainly attributed to the tax-free death benefit received of $81 thousand in excess of the cash surrender value during the first quarter of 2016. Noninterest income in the year-ago quarter also includes a $100 thousand payment received related to a litigation settlement. Net gains on the sale of mortgage loans were down $79 thousand or 18.7%, mainly related to lower sales volume of $3.2 million or 19.2%. Service charges and fees on deposits increased $176 thousand or 4.6%, primarily related to higher service charges related to demand deposits and savings accounts of $117 thousand or 28.6% and $35 thousand of 81.7%, respectively.

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Noninterest expenses were $26.9 million in the current six months, which include $472 thousand related to the consolidation of the Company’s subsidiaries discussed above. Compared to the first six months of 2016, noninterest expenses were down $1.4 million or 5.0%. The decrease was driven by lower expenses related to repossessed real estate of $612 thousand or 60.5%, lower salaries and employee benefit expenses of $371 thousand or 2.4%, lower deposit insurance expense of $311 thousand or 53.8%, and lower data processing and communications expense of $155 thousand or 6.1%, partially offset by an increase in supplies expense of $88 thousand or 45.2%.

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Repossessed real estate expenses decreased as a result of lower write-downs of $382 thousand or 52.2%, a net gain on the sale of property of $72 thousand compared to a net loss of $125 thousand in the prior year, and lower maintenance and operating costs of $33 thousand or 21.3%. The decrease in salaries and employee benefits was driven by lower employee benefits of $734 thousand or 27.4%, primarily related to a curtailment gain of $351 thousand recorded in the first quarter as a result of revaluing the Company’s postretirement benefits plan liability due to a reduction in workforce. Salaries and related payroll taxes increased $74 thousand or 0.6%, which resulted from incentive pay accruals and severance pay expense of $574 thousand and $301 thousand, respectively, as more fully described above. Salary expense also includes retention bonuses paid during the second quarter of 2017 in the amount of $201 thousand to certain members of management. There were no similar expenses during the first six months of 2016.

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The reduction in deposit insurance expense is due to a combination of further improvement in the risk ratings at the Company’s subsidiary banks and lower assessment rates. Data processing and communication expense was down mainly due to a one-time accrual adjustment in the prior year of $137 thousand related to a change in card vendor.

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Income tax expense was $3.0 million for the current six months, a decrease of $952 thousand compared to $4.0 million for 2016. The effective income tax rates were 27.7% and 28.9% for the current and year-ago periods, respectively. The decrease in the effective income tax rate is mainly attributed to lower pretax income, made up of a higher mix of tax-exempt versus taxable sources of revenue that was driven by the $4.1 million pretax gain on extinguishment of debt in 2016.

Balance Sheet

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Total assets were $1.7 billion at June 30, 2017, a decrease of $30.1 million or 1.8% from March 31, 2017. Investment securities and other real estate owned are down $29.3 million or 5.9%, and $1.8 million or 22.7%, respectively. Cash and cash equivalents increased $2.5 million or 2.6%.

●	Loans declined $784 thousand or 0.1%, driven by several early payoffs of larger-balance commercial real estate loans totaling $7.3 million in the aggregate.
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The allowance for loan losses was $9.2 million or 0.93% of loans outstanding at June 30, 2017 compared with $9.5 million or 0.96% at March 31, 2017. The $285 thousand decrease in the allowance was the result of a credit to the provision for loan losses of $499 thousand, partially offset by net recoveries of $214 thousand during the quarter. Net loan recoveries as a percentage of outstanding loans were 0.02% in the current quarter.

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Total nonperforming assets were $33.0 million, a decrease of $2.7 million or 7.6% for the quarter. Nonperforming loans declined $892 thousand or 3.2% during the quarter, led by a $755 thousand or 14.6% decrease in nonaccrual loans. The ratio of nonperforming loans to loans outstanding improved to 2.7% from 2.8% at March 31, 2017. Other real estate owned was $6.2 million at quarter-end, a decrease of $1.8 million which was driven by sales activity.

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Total deposits were $1.4 billion at quarter-end, down $35.2 million or 2.5% in the linked quarter comparison. Interest bearing deposits decreased $34.1 million or 3.3% and noninterest bearing deposits were down $1.1 million or 0.3%. Deposit levels for the Company have typically been at their peak during the first quarter in recent years, indicating some amount of seasonality, primarily related to public fund deposits.

●	Securities sold under agreements to repurchase declined $1.5 million or 4.4% to $32.6 million. Other borrowings remained relatively unchanged in the comparison at $47.1 million.
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Shareholders’ equity was $193 million, an increase of $5.1 million or 2.7% for the quarter. The increase was due primarily to net income of $4.5 million and other comprehensive income of $1.3 million, partially offset by dividends declared on common stock of $751 thousand. The increase in other comprehensive income was driven by an increase in the after-tax unrealized gain related to the available for sale investment securities portfolio of $1.3 million.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary bank, United Bank & Capital Trust Company, exceeds “well-capitalized.”

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), the financial information in this release contains non-GAAP financial measures, including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share for the three months ended March 31, 2017 and the six months ended June 30, 2017 reflect adjustments for expenses incurred in connection with the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. There were no similar expenses during the second quarter of 2017, nor the three and six months ended June 30, 2016. Management believes providing these non-GAAP adjusted financial measures, combined with the primary GAAP presentation of net income and net income per common share, to be useful for investors to understand the Company’s results of operations in comparison to prior periods. It also considers them to be important supplemental measures of the Company’s performance. The non-GAAP financial measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and non-GAAP adjusted net income per common share is included in the tables below.

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The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to methods used by other companies.

Reconcilement of Non-GAAP Financial Measures

(In thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Net income	$4,482	$3,329	$3,556	$7,811	$9,736
Adjustments[1]:
Noninterest expense
Severance costs	-	195	-	195	-
Data processing and systems integration	-	95	-	95	-
Other	-	17	-	17	-
Adjusted net income	$4,482	$3,636	$3,556	$8,118	$9,736

Basic and diluted net income per common share	$.60	$.44	$.47	$1.04	$1.30
Adjustments[1]:
Noninterest expense
Severance costs	-	.03	-	.03	-
Data processing and systems integration	-	.01	-	.01	-
Other	-	-	-	-	-
Adjusted basic and diluted net income per common share	$.60	$.48	$.47	$1.08	$1.30

1 All adjustments are net of tax using the marginal corporate Federal tax rate of 35%.

Farmers Capital Bank Corporation is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, and the capability of the Company to successfully enter into, close, and realize the benefits of anticipated transactions. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation * Page 7 of 8

Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income	$14,830	$14,379	$14,973	$29,209	$30,303
Interest expense	881	916	1,975	1,797	4,018
Net interest income	13,949	13,463	12,998	27,412	26,285
Provision for loan losses	(499)	580	(156)	81	(629)
Net interest income after provision for loan losses	14,448	12,883	13,154	27,331	26,914
Noninterest income	5,102	5,251	5,521	10,353	15,063
Noninterest expenses	13,346	13,529	13,884	26,875	28,291
Income before income tax expense	6,204	4,605	4,791	10,809	13,686
Income tax expense	1,722	1,276	1,235	2,998	3,950
Net income	$4,482	$3,329	$3,556	$7,811	$9,736

Basic and diluted net income per common share	$.60	$.44	$.47	$1.04	$1.30
Cash dividends declared per common share	.10	.10	.07	.20	.14

Averages
Loans, net of unearned interest	$983,139	$974,987	$958,542	$979,063	$958,795
Total assets	1,660,207	1,666,915	1,766,963	1,663,561	1,765,829
Deposits	1,362,179	1,372,043	1,367,451	1,367,111	1,365,204
Shareholders’ equity	190,758	185,776	185,096	188,267	183,083

Weighted average common shares outstanding – basic and diluted	7,512	7,510	7,502	7,511	7,501

Return on average assets	1.09%	.81%	.81%	.95%	1.11%
Return on average equity	9.45%	7.27%	7.73%	8.37%	10.69%

	June 30, 2017	March 31, 2017	December 31, 2016
Cash and cash equivalents	$98,014	$95,564	$113,534
Investment securities	467,081	496,381	484,352
Loans, net of allowance of $9,222, $9,507 and $9,344	979,827	980,326	961,631
Other assets	107,418	110,188	111,513
Total assets	$1,652,340	$1,682,459	$1,671,030

Deposits	$1,352,838	$1,388,077	$1,369,907
Securities sold under agreements to repurchase	32,569	34,073	36,370
Other borrowings	47,068	47,111	52,152
Other liabilities	26,989	25,458	28,535
Total liabilities	1,459,464	1,494,719	1,486,964

Shareholders’ equity	192,876	187,740	184,066
Total liabilities and shareholders’ equity	$1,652,340	$1,682,459	$1,671,030

End of period tangible book value per common share[1]	$25.67	$24.99	$24.51
End of period per common share closing price	38.55	40.40	42.05

1  Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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